Exhibit 10.1
SHARE PURCHASE AGREEMENT
DATED 22 DECEMBER 2006
Mr Franz M. Müller, Ms Milla Müller, Ms Giuseppina Pavesi Müller and Ms Doretta Brugnera
and
Lindsay Italia S.r.l.
Relating to the sale and purchase of
the entire issued share capital
of Flagship Holdings Limited and of no. 43 shares representing 0.597% of the issued share capital of Snoline S.p.A.

Agreed Forms of:
(1)	Directorship Agreement,

(2)	First Demand Bank Guarantee

(3)	Joint Instructions

THIS AGREEMENT is made on 22 December 2006
BETWEEN:
(1)	THE PERSONS whose names and addresses are set out in column (A) of the schedule headed “The Sellers” (each a Seller and together the Sellers); and

(2)	Lindsay Italia S.r.l., a company incorporated under the laws of Italy, whose registered office is at Via Manzoni 41, 20121 Milan, Italy, with an issued and paid-up capital of Euro 10,000, registered with the Companies’ Register of Milan under number/Vat Code 0502489063, duly represented by Richard William Parod, acting as chairman of the board of directors, duly authorised under a resolution of the board of directors of 15 December 2006, attached as Appendix 2 (the Purchaser).
BACKGROUND:
(A)	The Sellers collectively own all the issued share capital of Flagship Holdings Ltd, a company incorporated under the laws of England and Wales with company No. 05150712 and whose registered office is at 4A Albert Street, Windsor, Berkshire, SL4 5BU (Flagship).

(B)	Flagship, in its turn, owns No. 7,157 shares of Snoline S.p.A. a company incorporated under the laws of Italy whose registered office is at Trezzo sull’Adda (MI), Via Francesco Baracca 19, with an issued and paid-up capital of Euro 309,600.00, registered with the Companies’ Register of Milan, VAT and Registration No. 00751770157 (Snoline), whereas the remaining No. 43 shares of Snoline are owned by Mr Franz M. Müller.

(C)	Snoline is active in the production of road marking and safety products, street furniture, passive safety devices for reducing the consequence of vehicles’ impacts and building materials.

(D)	The Sellers wish to sell and the Purchaser wishes to purchase all the issued share capital of Snoline through the sale and purchase (a) from the Sellers of the entire capital of Flagship and (b) from Mr. Müller of his shareholding in Snoline on the terms and subject to the conditions set out in this agreement.
IT IS AGREED as follows:
1.	INTERPRETATION

1.1	In addition to terms defined elsewhere in this agreement, the definitions and other provisions in the schedule headed “Interpretation” apply throughout this agreement, unless the contrary intention appears.

1.2	In this agreement, unless the contrary intention appears, a reference to a clause, subclause or schedule is a reference to a clause, subclause or schedule to this agreement. The schedules form part of this agreement.

1.3	The headings in this agreement are for convenience only and do not affect its interpretation.

2.	SALE AND PURCHASE OF THE SHARES

2.1	Subject to the Conditions Precedent being satisfied or, where permitted, waived, (i) each of the Sellers shall sell and the Purchaser shall purchase the Flagship Shares and (ii) Mr. Müller shall sell and the Purchaser shall purchase the Snoline Shareholding as a means to acquire control over the entire issued capital of Flagship and Snoline, as well as over the businesses operated and assets owned by Snoline. The transfer of the shares under the present subclause 2.1 will be effective starting from 00:01 a.m. of 28 December 2006.

2.2	The Flagship Shares and the Snoline Shareholding shall be sold free from all Encumbrances and together with all rights attaching to them, including the right to the full amount of all dividends which may be allocated to the Shares for the current year which started on 1 January 2006.

2.3	The ownership of the Flagship Shares and the Snoline Shareholdings shall be transferred to the Purchaser at Completion against payment of the Purchase Price in accordance with clause 6.

2.4	The Sellers acknowledge that the Purchaser enters into this agreement in reliance on the representations, warranties and undertakings on the part of the Sellers set out in this agreement.

2.5	Each Seller irrevocably waives all rights of pre-emption or the benefit of any standstill or transfer restrictions which he/she may have (whether under the Flagship and/or Snoline constitutional documents or otherwise) in respect of the transfer to the Purchaser of the Flagship Shares and of the Snoline Shareholding or any of them.

3.	CONDITIONS PRECEDENT

3.1	Conditions precedent to all parties’ obligations

The sale and purchase of the Flagship Shares and of the Snoline Shareholding under clause 2 is conditional on:
(a)	there being no pending or threatened actions or proceedings by or before any court or other governmental body or agency which shall seek to restrain, prohibit or invalidate the transactions contemplated by this agreement.
3.2	Conditions precedent to the Purchaser’s obligations

The Purchaser’s obligations to purchase the Flagship Shares and of the Snoline Shareholding and pay the purchase price as set out under clause 2 are further conditional on:
(a)	none of the following events taking place on or before Completion:
(i)	any breach of the Warranties coming to the Purchaser’s attention whether as a result of a Seller notifying such breach to the Purchaser or the Purchaser becoming aware of the breach; and

(ii)	a Seller being in breach of any obligation on its part under this agreement which, if that breach is capable of remedy, is not adequately remedied 30 Business Days of the Purchaser notifying that Seller that the breach must be remedied;

(iii)	anything else occurring (except something arising from an act or omission of the Purchaser);
which, only in the case of subclause 3.2 (a) (iii) above has, or would be likely to have a Material Adverse Effect;

(b)	Snoline: (i) has obtained irrevocable waivers from the Banks in connection with the Loan Agreements, providing for the banks’ consent to the Companies’ change of shareholding and for the execution of the transaction contemplated in this agreement or, alternatively (ii) Snoline has obtained written evidence that the relevant requests for the above waivers have been duly filed with the Banks it being understood that in this latter case clause 11 shall apply.

(c)	The repayment in full of the Shareholders’ Loan by Snoline so that Snoline has been released from any liability thereunder.
3.3	The Purchaser may waive all or any of Conditions Precedent, except for Conditions Precedent under subclause 3.1 above (either in whole or in part) at any time by notice to the Sellers.

3.4	Each of the parties shall act in good faith to procure (so far as it is so able to procure) that the Conditions Precedent are satisfied on or before Completion.

3.5	The party responsible for the satisfaction of any of the Conditions Precedent shall promptly notify the other parties of (i) the satisfaction of the relevant Condition Precedent or (ii) the occurrence of any action, fact or event that makes, or can be reasonable expected to make, the satisfaction of any of the Conditions Precedent impossible or unlikely. This notice must be given on or before the [third] day after the party becomes aware of the same.

3.6	If all the Conditions Precedent are not fulfilled or, where possible, waived by the Purchaser on or before 29 December, 2006:
(a)	except for this subclause and the clauses 15, 16, 20.5, 20.7 and 22 and schedule headed “Interpretation”, all the other clauses of this agreement shall lapse and cease to have effect; but

(b)	the lapsing of those provisions shall not affect any accrued rights or liabilities of any party.
4.	COMPLETION

4.1	Subject to subclause 3.6, Completion shall take place at the offices of Unicredit at 9 a.m. on the 27 December 2006 provided that advanced notice has been given in accordance with subclause 3.5 that all the Conditions Precedent are satisfied or, where permitted, waived by the Purchaser or at such other time and on such other date as the Sellers and the Purchaser may agree. Unicredit will act as escrow agent for the Purcahser and the Sellers in accordance with the joit instructions in the Agreed Form.

4.2	Pending Completion (and whether or not the Conditions Precedent are satisfied or, where permitted, waived) the provisions of the schedule headed “Pre-Completion” shall apply.

4.3	At Completion:
(a)	the Sellers shall do or procure to be done those things set out in Part 1 of the schedule headed “Completion”; and

(b)	the Purchaser shall do or procure to be done those things set out in Part 2 of that schedule.
4.4	The actions described in the schedule headed “Completion” shall occur at Completion and shall be deemed simultaneous and constituting a single transaction, so that no action or transaction may be considered complete until all the other actions or transactions relating to the Completion have been completed pursuant to this agreement.

5.	WITHDRAWAL AND TERMINATION

5.1	If for any reason the Sellers do not do or procure to be done all those things set out in Part 1 of the schedule headed “Completion”, the Purchaser may elect (in addition and without prejudice to all other rights or remedies available to it) to withdraw from (recedere) this agreement or to fix a new date for Completion.

5.2	If the Purchaser elects not to complete the purchase of the Flagship Shares and of the Snoline Shareholding in any of the circumstances mentioned sub clause 5.1, or if the Purchaser terminates or otherwise withdraws from this agreement due to any of the Sellers’ default in connection with their obligations under this agreement, then (but without prejudice to any other rights or remedies available to the Purchaser) the Sellers shall indemnify the Purchaser against all costs, charges and expenses incurred by it in connection with the negotiation, preparation, termination or withdrawal of this agreement.

6.	PURCHASE PRICE

6.1	The Purchaser shall pay to the Sellers the Initial Purchase Price in cash by wire transfer of immediately available funds to the Sellers’ designated accounts according to clause 19, as follows:
Euro 12,500,000 in cash by wire transfer of immediately available funds to the Sellers’ designated accounts.
6.2	The Initial Purchase Price is based on Snoline’s Pro-Forma Financial Statements which show a total Shareholders Equity amounting to Euro 2,900,000 and on Flagship’s unaudited accounts as of 31 December 2005 which show a Shareholders Equity amounting to Pound Sterling 98,890.

6.3	The Initial Purchase Price shall be adjusted following Completion as follows:
(a)	If Snoline’s Shareholder’s Equity is less than Euro 2,900,000, by deducting, Euro per Euro, the amount by which Shareholder’s Equity is less than 2,900,000; and

(b)	If Flagship’s Shareholder’s Equity is less than Pound Sterling 98,890, by deducting, Pound for Pound, the amount by which Shareholder’s Equity is less than Pound Sterling 98,890.

6.4	If as a result of such adjustment:
(a)	the amount of the Initial Purchase Price is reduced, the Sellers shall pay to the Purchaser in cash a sum equal to that reduction; and

(b)	the Initial Purchase Price adjusted according to this provision shall be the Purchase Price for the Shares.
6.5	Such payment shall be made according to clause 19 within 60 Business Days following the day on which Snoline’s and Flagship’s Shareholder’s Equity are determined in accordance with the schedule headed “Completion Balance Sheet”. Any payment made pursuant to this subclause 6.4 will decrease the First Demand Bank Guarantee accordingly.

7.	FIRST DEMAND BANK GUARANTEE

7.1	At Completion the Sellers shall provide the Purchaser with the duly executed First Demand Bank Guarantee in the Agreed Form. The First Demand Bank Guarantee shall be effective for a two-year period starting from Completion (the Final Date).

7.2	Any amount due to the Purchaser in respect of a Claim or otherwise under this agreement shall, on becoming due, be paid to the Purchaser out of the First Demand Bank Guarantee to the extent of the sum provided therein.

7.3	If a Claim is outstanding at the Final Date (ie it has not been settled in accordance with subclause 7.4), the Sellers shall provide the Purchaser with a new first demand bank guarantee having the same form of the First Demand Bank Guarantee but with an amount equal to the relevant outstanding Claim’s amount increased by 10% but not exceeding the amount of the First Demand Bank Guarantee in place at the Final Date (the New First Demand Guarantee). The New First Demand Bank Guarantee shall be effective upon occurrence of the earlier of (a) the expiration of a two years term or (b) the date of final settlement of the relevant Claim.

7.4	For the purpose of this clause and of the First Demand Bank Guarantee, a Claim shall be regarded as settled if:
(a)	The Claim is withdrawn; or

(b)	The Sellers and the Purchaser so agree in writing; or

(c)	a competent court or an arbitrator panel, as applicable, has awarded judgment in respect of the Claim and, where relevant, the period for lodging an appeal has expired without the appeal having been lodged.
7.5	Nothing in this clause limits any rights or remedies available to the Purchaser to recover any amount due to it in respect of a Claim or otherwise under this agreement. To the extent that the First Demand Guarantee is insufficient to satisfy in full any amount so due to the Purchaser, the excess shall be paid to the Purchaser by the Sellers.

8.	GUARANTEES

8.1	The Purchaser shall procure that within 30 Business Days from Completion each Seller is released from all guarantees and indemnities given by them in respect of obligations of any of the Companies and pending their release, the Purchaser shall indemnify them against all liabilities under those guarantees and indemnities.

8.2	The Purchaser’s obligation to procure the release of any such guarantee or indemnity shall be fully satisfied and discharged (and the Sellers will have no action to claim any damage) by its agreeing to assume the liability of the relevant Seller under or in respect of the guarantee or indemnity, without providing any security or depositing any cash or other asset.

9.	WARRANTIES

9.1	The Sellers represent and warrant to the Purchaser that:
(a)	except as specifically disclosed to the Purchaser in the Annexes, each of the statements set out in the schedule headed “Warranties” is and will at Completion be true and accurate;

(b)	all information relating to the Companies or their respective assets or affairs which would be material to a purchaser for value of the Shares, undertakings or assets of the Companies is contained in this agreement and the Annexes; and

(c)	all information contained or referred to in the Annexes is true and accurate and fairly presented and that nothing has been omitted from the Annexes which renders any of that information incomplete or misleading.
9.2	Each of the Warranties set out in the several paragraphs of the schedule headed “Warranties” is separate and independent and, except as expressly provided to the contrary in this agreement, is not limited:
(a)	by reference to any other warranty; or

(b)	by any other term in this agreement; or

(c)	by anything in the Annexes which is not expressly referenced to the Warranty concerned.
9.3	Each Seller acknowledges that the Warranties are material and the accuracy and completeness of the Warranties is essential to the Purchaser’s decision to enter into this agreement and pay the Purchase Price.

9.4	Any due diligence review, audit or other investigation or inquiry undertaken or performed by or on behalf of the Purchaser will not limit, qualify or amend the Warranties, irrespective of the knowledge received (or which should have been received) by the Purchaser. The Sellers’ Warranties shall therefore only be limited, qualified or amended by the matters specifically disclosed in the Annexes.

9.5	The Sellers shall notify the Purchaser, by way of a supplement to the Annexes, of any matter arising after the date of this agreement and before Completion which constitutes (or would constitute) a breach of any of the Warranties when repeated at Completion. However, any such supplement:
(a)	may only relate to events occurring after the date of this agreement and before Completion;

(b)	will be for information purposes only; and

(c)	will not change the liabilities or obligations of the Sellers unless specifically agreed in writing by the Purchaser.
Any such supplement will be disregarded for the purposes of the fulfilment of the Conditions Precedent and the Purchaser may elect not to complete the purchase of the Shares by giving notice to the Sellers. If the Purchaser so elects:
(i)	except for this subclause, the clauses 15, 16, 20.5, 20.7 and 22 and schedule headed “Interpretation”, all the other clauses of this agreement shall lapse and cease to have effect;

(ii)	the lapsing of those provisions shall not affect any accrued rights or liabilities of either party; and

(iii)	the Sellers shall indemnify the Purchaser against all costs, charges and expenses incurred by it in connection with the negotiation and preparation of this agreement and in discharging its obligations under it only in case that the Purchaser’s decision not to complete the transaction is attributable to any of the Sellers’ breach of their obligations under this agreement.
Furthermore, even if the Purchaser agrees to close, any supplemental disclosure will not cure any default or breach under this agreement or operate as a disclosure which would refrain the Purchaser from claiming (i) any indemnification for breach of Warranty or (ii) any other indemnity provided under this agreement.

10.	INDEMNITY

10.1	Without prejudice to any other remedy available to the Purchaser or its ability to claim damages on any basis which is available to it by reason of any of the Warranties being untrue, misleading, incomplete or breached each Seller shall, at the direction of the Purchaser, indemnify the Purchaser, Flagship and/or Snoline or (in the case of liability to another person which has not been discharged) the person to whom the liability has been incurred, including officers, employees and agents (each, a Beneficiary), against:
(a)	any deficiency or liability of the Beneficiary, including liabilities of any nature, payments, losses (including minusvalenze), damages, obligations, claims, expenses and any other costs (including labour, social security, environmental, tax, product or third party liability), whether accrued, contingent or otherwise, which arises from any of the Warranties being untrue, misleading, incomplete or breached and which would not have existed or arisen if the Warranty in question had not been untrue, misleading, incomplete or breached;

(b)	any default by the Sellers under any obligation under this agreement;

(c)	any overstatement of an asset (insussistenze o minusvalenze di poste attive) or understatement of a liability (passività attuali o potenziali), whether accrued, contingent or otherwise, which should have been recorded in Flagship’s and/or Snoline’s Accounts and have not been so recorded; and

(d)	any costs and damages, including a loss in value of the Shares suffered as a result of the above.
10.2	The liability of the Sellers under this clause shall be subject to the limitations contained in, and to the other provisions of, the schedule headed “Limits on Liability” and any Claim shall be subject to the provisions of that schedule.

10.3	Any payment made by the Sellers under this clause shall, to the extent possible, be deemed to be a reduction in the Purchase Price for the sale of the Flagship Shares.

10.4	Without prejudice to any other rights or remedies available to it, the Purchaser, after full enforcement of the First Demand Bank Guarantee, may deduct from any amount payable by it under this agreement (if any) or under any other agreement executed pursuant to this agreement any sum due to it under this agreement (including in respect of any breach of the obligations, Warranties and undertakings on the part of the Sellers).

11.	SPECIFIC INDEMNITY

11.1	The indemnification obligations set forth by this clause 11 shall not be subject to clause 10 nor to any of the exclusions and limitations set forth by this agreement.

11.2	In case of non occurrence of the event mentioned under subclause 3.2 b (i), the Sellers undertake to indemnify the Purchaser and the Company from any liability, payments, losses, damages, obligations, claims, expenses and any other costs whether accrued, contingent or otherwise, relating to any pre-payment premium as provided under the relevant Loan Agreement which the Company will be required to make in case any of the Banks elect to accelerate the relevant Loan Agreement.

12.	REPRESENTATIONS AND WARRANTIES BY THE PURCHASER

12.1	The Purchaser represents and warrants to the Sellers as follows:
(a)	the Purchaser has all requisite power and authority to execute and perform this agreement and carry out the transactions contemplated thereby;

(b)	this agreement constitutes the legal, valid and binding obligation of the Purchaser enforceable in accordance with its terms;

(c)	The Purchaser will be exclusively liable for any finder’s fee or any type of brokerage commission in relation to or in connection with the transactions contemplated by this agreement as a result of any agreement or understanding with the Purchaser;

(d)	compliance with the terms of this agreement and the agreements referred to in this agreement which are to be entered into by the Purchaser or one or more members of the Purchaser’s Group will not constitute a default or a breach under any provision of:
(i)	the Purchaser’s memorandum or articles of association or other constitutional documents; or

(ii)	any order, judgment, decree or regulation or any other restriction of any kind by which the Purchaser or the respective member is bound; or

(iii)	any agreement or contract to which the Purchaser or the respective member is a party or by which it is bound;
13.	DIRECTORSHIP AGREEMENT

13.1	On Completion, the Sellers shall procure that Mr Franz Müller enters into the directorship agreement with the Purchaser in the Agreed Form.

14.	PROTECTIVE COVENANTS

14.1	Subject to the Directorship Agreement, each Seller covenants with the Purchaser and each Company, as applicable, that he/she shall not:
(a)	for a period of three years from Completion be directly or indirectly concerned in any Business which is competitive or likely to be competitive with Snoline; or

(b)	for a period of three years from Completion and except on behalf of Snoline, canvass or solicit orders for goods of similar type to those being manufactured or dealt in or for services similar to those being provided by Snoline at Completion from any person who is at Completion or has been at any time within the year prior to Completion a customer of Snoline; or

(c)	for a period of three years from Completion induce or attempt to induce (within the meaning set forth by Italian regulation and case law on unfair competition) any supplier of Snoline to cease to supply, or to restrict or vary the terms of supply, to Snoline; or

(d)	for a period of five years from Completion induce or attempt to induce (within the meaning set forth by Italian regulation and case law on unfair competition) any director (amministratore), manager or senior/key employee (dirigenti e quadri) of Snoline to leave the employment of Snoline; or

(e)	for a period of two years, make use of or (except as required by law or any competent regulatory body) disclose or divulge to any third party any information of a secret or confidential nature relating to the business or affairs of Snoline or its customers or suppliers; or

(f)	use or (insofar as he/she can reasonably do so) allow to be used (except by the Companies) any trade name used by Flagship and/or Snoline at Completion or any other name intended or likely to be confused with such a trade name.

Each of the Sellers acknowledge and agree that full consideration has been given to the covenants under subclause 14.1 in the determination of the Purchase Price.

14.2	For the purposes of this clause:
(a)	a Seller is concerned in the Business if he/she carries it on as principal or agent or if:
(i)	he/she is a partner, director, employee, secondee, consultant or agent in, of or to any person who carries on the Business; or

(ii)	he/she has any direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the Business; or

(iii)	he/she is a partner, director, employee, secondee, consultant or agent in, of or to any person who has a direct or indirect financial interest (as shareholder or otherwise) in any person who carries on the Business, disregarding any financial interest of a person in securities which are held for investment purposes only if that person, the Sellers and any person connected with him or them (the Investors) are together interested in securities which amount to less than five per cent. of the issued securities of that class, and which, in all circumstances, carry less than five per cent. of the voting rights (if any) attaching to the issued securities of that class, and provided that none of the Investors is involved in the management of the business of the issuer of the securities or of any person connected with it other than by the exercise of voting rights attaching to the securities; and

(b)	references to Flagship and/or Snoline include their respective successors in business.
14.3	Each of the restrictions in each paragraph or subclause above shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid.

14.4	The covenants in this clause may be enforced against the Sellers only by (i) the Purchaser and/or (ii) Flagship and/or Snoline as a third party beneficiary under article 1411 of the Civil Code. The provisions of this clause may be varied or terminated by agreement between the Sellers and the Purchaser (which may also release or compromise any liability in whole or in part) without the consent of any of the Companies.

14.5	The Purchaser acknowledges that Mr Franz Müller’s performance of the Directorship Agreement shall not be considered as in breach of the covenants in this clause.

15.	ANNOUNCEMENTS AND CONFIDENTIALITY

15.1	For a period of two years following Completion, neither the Sellers nor the Purchaser shall make (or permit any other member of the Seller’s Group or the Purchaser’s Group to make) any announcement concerning this sale and purchase or any ancillary matter before, on or after Completion.

15.2	Each Seller shall for a period of three years following Completion,

(a)	keep confidential all information provided to it by or on behalf of the Purchaser or otherwise obtained by or in connection with this agreement which relates to any member of the Purchaser’s Group; and

(b)	if after Completion a Seller holds confidential information relating to Flagship and/or Snoline, it shall keep that information confidential and, to the extent reasonably practicable, shall return that information to the Purchaser or destroy it, in each case without retaining copies.
15.3	The Purchaser shall and shall procure that, for a period of three years following Completion the Purchaser’s Group shall keep confidential all information provided to it by or on behalf of the Sellers or otherwise obtained by or in connection with this agreement which relates to any of the Sellers.

15.4	Nothing in this clause prevents any announcement being made or any confidential information being disclosed:
(a)	with the written approval of the other parties, which in the case of any announcement shall not be unreasonably withheld or delayed; or

(b)	to the extent required by law or any competent regulatory body, but a party required to disclose any confidential information shall promptly notify the other parties, where practicable and lawful to do so, before disclosure occurs and co-operate with the other parties regarding the timing and content of such disclosure or any action which the other parties may reasonably elect to take to challenge the validity of such requirement; the Sellers hereby acknowledge and agree that Lindsay Manufacturing Co., the ultimate shareholder of the Purchaser, is a listed company and it shall, and will, disclose this agreement and the transactions contemplated herewith to the relevant competent authorities.
15.5	Nothing in this clause prevents disclosure of confidential information by any party:
(a)	to the extent that the information is in or comes into the public domain other than as a result of a breach of any undertaking or duty of confidentiality by any person; or

(b)	to that party’s professional advisors, auditors or bankers, but before any disclosure to any such person, the relevant party shall procure that he is made aware of the terms of this clause and shall use its best endeavours to procure that such person adheres to those terms as if he were bound by the provisions of this clause.
16.	LANGUAGE AND NOTICES

16.1	The language of this agreement is and the transactions envisaged by it are English and all notices, demands, requests, statements, certificates or other documents or communications shall be in English unless otherwise agreed. The parties acknowledge that they fully understand and agree to all the provisions of this agreement.

16.2	Any notice or other formal communication given under this agreement must be in writing and may be delivered or sent by post or fax to the party to be served at his address appearing in this agreement]as follows:
(a)	to the Sellers at:

Mr Franz M. Müller

Via Scheiwiller 1, Milan, Italy

Fax no.: +39 0254020454 (c/o Avv. Mauro Barbieri)

With copy to:

Avv. Mauro Barberi

Piazzetta Guastalla 10

20122 Milan, Italy

fax no.: +390254020454

(b)	to the Purchaser at:

Lindsay Italia S.r.l.

c/o Lindsay Manufacturing Co.

2707 N. 108th Street, Suite 102

Omaha, NE 68164- USA

Fax no.: +1 4028296836

marked for the attention of the President and CEO,

With copy to:

Avv. Giovanni Gazzaniga

Allen & Overy

Via Manzoni 41

20121 Milan, Italy

fax no.: +39 0229049333
or at such other address or fax number as he may have notified to the other parties in accordance with this clause. Any notice or other document sent by post shall be sent by registered mail return receipt requested.

16.3	Any notice or other formal communication shall be deemed to have been given:
(a)	if delivered, at the time of delivery; or

(b)	if posted, on the day of receipt, provided it is sent by registered mail requesting a return receipt; or

(c)	if sent by fax, on the date of transmission as shown on the return receipt, if transmitted before 5.00 p.m. (addressee’s time) on any Business Day, and in any other case on the Business Day following the date of transmission.
17.	FURTHER ASSURANCES
17.1	On or after Completion each Seller and Mr Franz Müller, as applicable, shall execute and do (or procure to be executed and done by any other necessary party) all such deeds, documents, acts and things as the Purchaser may from time to time require in order to vest any of the Flagship Shares and the Snoline Shareholding in the Purchaser or its assignee or as otherwise may be necessary to give full effect to this agreement.
17.2	In relation to Flagship, the Sellers shall procure the convening of all meetings, the giving of all waivers and consents and the passing of all resolutions as are necessary under the laws of England and Wales, its articles of association or any agreement or obligation affecting it to give effect to this agreement.
18.	ASSIGNMENT
No party may assign any of its rights or transfer any of the obligations under this agreement without the prior written consent of the other parties save that the Purchaser’s indemnity rights under clauses 10 and 11 of this agreement may be assigned by the Purchaser to (i) any other member of the Purchaser’s Group and by such member to any other member of the Purchaser’s Group and/or (ii) financial entities. The Seller’s consent is hereby deemed granted and Purchaser agrees to notify the Sellers as soon as reasonably practicable after any such assignment in accordance with Article 1407 of the Civil Code.
19.	PAYMENTS

19.1	Unless otherwise expressly stated, all payments to be made under this agreement shall be made in Euro to the party to be paid as follows:
(a)	to the Sellers in immediately available funds (valuta fissa a favore del beneficiario) to the account of the Sellers at:

(b)	to the Purchaser or in immediately available funds (valuta fissa a favore del beneficiario) to the account of the Purchaser as communicated in writing to the Sellers 3 Business Day before the due date of the relevant payment.
19.2	If a party defaults in the payment when due of any sum payable under this agreement, it shall pay interest on that sum from the date on which payment is due until the date of actual payment (after as well as before judgment) at the EURIBOR above three months.

19.3	If any Seller is required by law to make a deduction or withholding in respect of any sum payable under this agreement and the Purchaser shall not be capable to obtain at the same time benefit of the above deductions or withholding, he shall, at the same time as the sum which is the subject of the deduction or withholding is payable, pay to the Purchaser such additional amount as shall be required to ensure that the net amount received by the Purchaser will equal the full amount which would have been received by it had no such deduction or withholding been required to be made.
20.	GENERAL
20.1	The receipt of the Sellers for any sum or document to be paid or delivered to a Seller will discharge the Purchaser’s obligation to pay or deliver it to that Seller.
20.2	The invalidity or ineffectiveness of any clause of this agreement shall not affect the validity of the remainder of this agreement but, in the event of invalidity of a clause, parties agree to negotiate in good faith to replace such clause, or portions, with other valid and effective clauses having substantially the same effect, reflecting the subject matter and purpose of this agreement.
20.3	The transfer of the Flagship Shares and of the Snoline Shareholding are and shall only be governed by the provisions of this agreement. This agreement shall not be varied (novato) by reason of, or as a consequence of, the above transfers. The contractual terms and warranties relating to the transfer of the Flagship Shares and of the Snoline Shareholding are and shall be governed by the provisions of this agreement, which shall remain in full force and effect after the transfer of the Flagship Shares.
20.4	Each of the obligations, Warranties and undertakings set out in this agreement (excluding any obligation which is fully performed at Completion) shall continue in force after Completion and will not be affected by the waiver of any Condition Precedent or any notice given by the Purchaser in respect of any Condition Precedent.
20.5	Where any obligation, representation, warranty or undertaking in this agreement is expressed to be made, undertaken or given by two or more of the Sellers, they shall be jointly and severally responsible (solidalmente responsabile) in respect of it. The Sellers shall be entitled to the Purchase Price in the proportions shown in the schedule headed “The Sellers”.
20.6	The Purchaser may release or compromise in whole or in part the liability of any Seller under this agreement or grant any time or other indulgence without affecting the liability of any other Seller.
20.7	The Sellers hereby irrevocably appoint Mr. Franz Müller as their attorney-in-fact and representative (procuratore). The representative is authorised to (a) send and receive all communications required or permitted under this agreement, (b) give all consents, (c) settle any disputes, (d) sign all written waivers and modifications, and (e) exercise the rights and fulfil all obligations of the Sellers in connection with this agreement, in each case on behalf of and in the name of the Sellers. The Sellers shall notify the Purchaser in writing of any changes in the identity of their representative, provided, however, that the Sellers may replace the representative only with the Purchaser’s consent (not to be unreasonable withheld) and grant to the new representative all of the above-mentioned powers
20.8	Each party shall pay the costs and expenses incurred by it in connection with the entering into and completion of this agreement, including without limitation in respect of their obligations in satisfying the Conditions Precedent and the other requirements for transferring the Flagship Shares.

20.9	The rights of each party under this agreement:
(a)	may be exercised as often as necessary;

(b)	unless otherwise expressly provided in this agreement, are cumulative and not exclusive of rights and remedies provided by law; and

(c)	may be waived only in writing and specifically.
Delay in the exercise or non-exercise of any such right is not a waiver of that right.

21.	WHOLE AGREEMENT
21.1	This agreement and the documents referred to in it and any agreements executed by the parties on the date of this agreement contain the whole agreement between the parties relating to the transactions contemplated by this agreement and supersede all previous agreements between the parties relating to these transactions.
21.2	Nothing in this agreement limits or excludes any liability for fraud (dolo) or wilful misconduct (colpa grave).
22.	GOVERNING LAW AND JURISDICTION
22.1	This agreement is governed by the laws of the Republic of Italy.
22.2	Save as otherwise set out in this agreement, any dispute arising out of or in connection with this agreement shall be finally settled by arbitration in English, by a panel composed of three arbitrators appointed in accordance with the Rules for International Arbitration of the Milan Chamber for National and International Arbitrations (the Rules). The place of arbitration shall be Milan.
22.3	The arbitration panel shall act on the following basis:
(a)	the panel shall render its decision within 120 days from the date it accepts office;

(b)	the panel shall decide, pursuant to the Rules, in accordance with the rules of law (secondo diritto);

(c)	the final award shall also fix the costs of the arbitration and decide which of the parties or in what proportion the parties shall bear them; and

(d)	the award of the arbitrators shall be final and binding and shall not be subject to appeal.
THIS AGREEMENT is signed in two originals, one for the Purchaser and the other one for the Sellers, and each party acknowledges receipt of their original.

PART 1
WARRANTIES
1.	General

2.	Accounts and Financial

3.	Commercial

4.	Tax and Social Security

5.	Properties

6.	Employees
1.	GENERAL

1.1	Accuracy of recitals and schedules

The particulars relating to Flagship and Snoline and the Properties set out in the recitals and the Schedules to this Agreement are true and accurate.
1.2	Incorporation, good standing, articles of association, statutory books and returns
(a)	Snoline is società per azioni (joint stock company) duly organised, validly existing and in good standing under the laws of Italy and has all requisite power and authority to carry-on its business as currently conducted.

(b)	Flagship is a limited liability company duly organised, validly existing and in good standing under the laws of England and Wales and has all requisite power and authority to carry on its business as currently conducted.

(c)	The copy of the memorandum and articles of association (or the equivalent constitutional documents) of Flagship is accurate and complete and has annexed or incorporated copies of all resolutions or agreements required by the Companies Acts or other applicable laws to be so annexed or incorporated.

(d)	The register of members and other statutory books and registers of the Companies are and have been properly kept, are fully updated and no notice or allegation that any of them is incorrect or should be rectified has been received and the Sellers are not aware of any allegation having been made that any of them is incorrect or should be rectified.

(e)	All returns and particulars, resolutions and other documents which the Companies are required by law to file with or deliver to the registrar of companies or his equivalent have been correctly made up and duly filed or delivered.
1.3	Corporate Capital and Shares
(a)	The Flagship Shares, details of which are set out opposite “issued capital” in schedule 2, constitute the whole of the issued and allotted share capital of Flagship.

The Snoline Shares, details of which are set out opposite “issued capital” in schedule 3, constitute the whole of the issued and allotted share capital of Snoline. .

(b)	The Shares are duly issued, validly subscribed and fully paid. There are no Encumbrances with regard to the Shares. There are no authorised or outstanding option, right of pre-emption, right to acquire the Shares nor is there any commitment to give or create any of the foregoing.

(c)	The Sellers have all requisite power and authority to dispose of the Flagship’s Shares and the Snoline Shareholding, as applicable, in accordance with the terms and conditions set out in the Agreement and to perform their respective obligations hereunder, and there are no persons whose consent is required to perform the transactions contemplated in this agreement.
1.4	Assets
(a)	With the exception of the assets which are the subject matters of the lease agreements (Contratti di leasing) referred to in Annex 2.6, the Companies have full title to or have the right to use, as reflected in the respective accounts and/or in the Accounts, and have exclusive possession of, all tangible and intangible assets that they currently use, free of any Encumbrances.

(b)	Neither Company has since the Accounts Date disposed of any assets included in the Accounts or any assets acquired or agreed to be acquired since the Accounts Date other than in the ordinary course of its business.

(c)	None of the tangible and intangible property and assets of either Company (other than the Properties) is subject to any Encumbrance.

(d)	The assets of each Company comprise all the assets necessary for the continuation of its business as carried on at the date of this Agreement.

(e)	All material tangible assets, including without limitation hardware and software, used by the Companies, are in good repair and conditions, subject to normal wear and tear deriving from their use, fit for the purpose for which they are used.

(f)	All the records, archives and systems (including without limitation computer systems) and all data and information of the Companies are recorded, stored, maintained or operated or otherwise held by the Companies or by service providers which are under the Companies’ exclusive control supervision. All such data and information are complete, fully accessible and properly secured.
1.5	Compliance with law

The Companies and all of its directors, officers, agents and employees (during the course of their duties) are and have been in compliance with all applicable laws and regulations relating to the operations and conduct of their respective businesses including without limitation any anti-money laundering laws and regulations, laws on the protection of personal data, laws on the protection of competition in the market, laws on health and safety in the work place and environmental laws.

To the best knowledge of the Sellers after careful enquiry, the Companies have not received any notice by the competent authorities of alleged violation of any such law or regulation, and there are no circumstances that may give rise to any such notice.
1.6	Licences and consents

The Companies have all the governmental or administrative authorisations, licenses, permits, certifications and registrations necessary for the carrying out of their activities as currently carried out, and for the regular use of their assets as currently used, any such governmental or administrative authorisations, licenses, permits, certifications and registrations are in full force and effect and, to the best knowledge of the Sellers, after careful enquiry, there are no circumstances that may cause the revocation, cancellation or suspension of any of them.
1.7	Insider contracts

Except for the Directorship Agreement, neither Company is a party to any contract or arrangement in which any of the Sellers is interested, directly or indirectly.
1.8	Litigation

With the exception of the matters specifically disclosed in Annex 1.8, the Companies are not engaged in any pending arbitration, litigation, dispute resolution procedure, judicial or administrative proceedings, no such arbitration, litigation, dispute resolution procedure or proceedings are pending or threatened and, to the best knowledge of the Sellers, after careful enquiry, there are no circumstances which may cause any arbitration, litigation, dispute resolution procedure or proceedings.
1.9	Insolvency
(a)	The Companies are not insolvent and there are no circumstances which require or would enable any insolvency proceedings to be commenced in respect of any of the Companies.

(b)	The Companies are not in a situation as provided for in articles 2446 and 2447 of the Italian Civil Code (reduction of the capital for losses).

(c)	None of the Sellers is or has been bankrupt nor has a petition been presented to make any of them bankrupt.
1.10	Capacity and consequences of sale
(a)	The Sellers have the requisite power and authority to enter into and perform this agreement.

(b)	The agreement constitutes binding obligations on the Sellers in accordance with its terms.

(c)	The execution of and compliance by the Sellers with the terms of this agreement does not and will not:

a.	conflict with or constitute a default under any provision of:
1)	any agreement or instrument to which any of the Companies or any of the Sellers is a party; or

2)	the articles of association (or equivalent documents) of any of the Companies; or

3)	any lien, lease, order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which any Company or any of the Sellers is bound; or
b.	relieve any other party to a contract with any of the Companies of its obligations or enable that party to vary or terminate its rights or obligations under that contract; or

c.	result in the creation or imposition of any lien, charge or encumbrance of any nature on any of the property or assets of any of the Companies.
1.11	Consents

The Sellers may enter into this agreement and consummate the transactions contemplated hereby without the necessity of obtaining the prior consent, authorisation, or approval from any third parties or public authorities.

2.	ACCOUNTS AND FINANCIAL

2.1	Accuracy of Accounts
(a)	The Flagship Accounts:
(i)	have been prepared under the historical cost convention (as modified for the revaluation of land and buildings) and in accordance with GAAP, the Companies Acts and other applicable statutes and regulations;

(ii)	have been prepared in accordance with the special provisions of the Companies Acts relating to small companies and with the English law Financial Reporting Standard for Smaller Entities (effective January 2005);

(iii)	correctly state the assets of Flagship and give a true and fair view of the state of affairs of Flagship as at 31 December 2005 and of the profit or loss of Flagship for the period ended on the 31 December 2005;

(iv)	contain (as appropriate under GAAP) specific provisions, accruals or creditors adequate to cover, or full particulars in notes, of all Taxation (including deferred taxation) and other liabilities (whether quantified, contingent or otherwise) of Flagship as at 31 December 2005; and

(v)	are not affected by any unusual or non-recurring items.
(b)	The Snoline Accounts:
(i)	give a true and fair view of Snoline and have been prepared in compliance with the Italian accounting principles (“principi contabili nazionali e relativi criteri adottati dall’Ordine dei Dottori e Ragionieri Commercialisti”) applied on basis consistent with the previous year, fully and fairly reflect the assets and liabilities and the operational results of Snoline and contain provisions adequate to cover, or full particulars in the notes of, all liabilities of Snoline. There were at the Accounts Date no liabilities, either actual or contingent, which are not fully provided for or disclosed in the Accounts and would have been required according to Italian accounting principles.

(ii)	The pro-forma financial statements as of 30 September 2006 give a true and fair view of Snoline and, subject to their interim status, have been prepared in compliance with the Italian accounting principles. As of 30 September 2006, there were no liabilities, either actual or contingent, which are not fully provided for or disclosed in the financial statements as of 30 September 2006.

(iii)	All account receivables (including all tax advances and credits) contained in the Snoline Accounts, as well as those that would have been shown were the Snoline Accounts to have been drawn up at the Completion Date, are valid, true and represent such amounts in accordance with the Italian accounting principles.

(iv)	To the best knowledge of the Sellers, after careful enquiry, since 31 December 2005,there have not been any events that would have caused a material adverse affect in financial status and operational status of the Companies.
2.2	Books and records

All accounts, books, ledgers, and other financial records of each Company
(2)	have been properly maintained and contain accurate records of all matters required to be entered in them by the Companies Acts or Italian Law; and

(3)	give a true and fair view of the matters which ought to appear in them.
2.3	Position since Accounts Date

Since the Accounts Date:
(4)	each Company has conducted its business in the ordinary course;

(5)	Except as disclosed in Annex 2.3, Flagship has not incurred in any indebtness nor it made any payment with the exception of the payments relating to its management in the ordinary course of business;

(6)	limited to Flagship, no asset of a value or price in excess of Euro 10,000 has been acquired or disposed of or agreed to be acquired or disposed of by Flagship on capital account, and no contract involving expenditure by it on capital account in excess of Euro 10,000 in total has been entered into by Flagship;

(7)	limited to Flagship, there has been no disposal or acquisition of any asset or supply of any service or business facility of any kind by or to Flagship in circumstances where the consideration actually received or receivable for the disposal, acquisition or supply was less than or exceeds the consideration which could be deemed to have been received for tax purposes;

(8)	so far as the Sellers are aware, no event has occurred which would entitle any third party (with or without the giving of notice) to call for the repayment of indebtedness of either Company prior to the normal maturity date;

(9)	Flagship has not made any payment or incurred any liability to any Seller, or any person connected with any Seller except as otherwise provided for under this agreement; and
2.4	Dividends and distributions

In connection with Flagship, no dividend or other distribution of profits or assets, including any distribution within the meaning of Part VI and section 418 of the Taxes Act 1988 under English law, has been or agreed to be declared, made or paid by Flagship since the Accounts Date.

All dividends or other distributions of profits or assets declared, made or paid in the last 5 (five) years by each Company have been declared, made and paid in accordance with law and its articles of association.

2.5	Government grants

With the exception of the matters specifically disclosed in Annex 2.4, neither Company is subject to any arrangement for receipt or repayment of any grant, subsidy or financial assistance from any government department or other body.
2.6	Bank accounts

The statement of the Companies’ bank accounts and of the credit or debit balances on them attached as Annex 2.5 is correct, neither Company has any other bank or deposit account (whether in credit or overdrawn) not included in the statement and since the date of that statement there has not been any payment out of any of the accounts except for due and routine payments.
2.7	Financing Agreements

With the exception of the matters specifically disclosed in Annex 2.6, the Companies are not party to any loan agreement or in any other financial arrangement of sort (including, without limitations, long term loan agreements, bridge loans, mezzanine loans, financial leases (contratti di leasing finanziario)), with their respective shareholders, with banks, financial institutions or other third parties. The shareholders’ loan granted by the Sellers to Flagship has been fully repaid and discharged by Flagship with no claim upon, and/or liability of, the latter.

3.	COMMERCIAL

3.1	Material contracts
(a)	Except for (i) contracts related to the day-to-day business, such as, without limitation, utilities and the like; (ii) banking arrangements listed in Annex 2.6;, (iii) employment contracts listed in Annex 6 and (iv) the contracts listed in Annex 3.1, there do not exist any contracts, whether oral or written, in the course of performance between any of the Companies, on the one side, and third parties, on the other, the performance of which commits the Companies to pay an amount greater than Euro 50,000 per contract, or the duration of which exceeds 3 (three) years without the right of the Companies to withdraw without penalties by giving a notice period of no more than 12 (twelve) months.

(b)	All contracts to which the Companies are party are in full force and effect. To the best knowledge of the Sellers, after careful enquiry, no default has occurred under, and neither of the Companies, nor any persons for the actions of which the Companies are liable, are in breach of any agreement or other legal undertaking by which they are bound.

(c)	All orders collected by the Companies before the date of this Agreement have been done in the ordinary course of business of the Companies.

(d)	Except for the Directorship Agreement, the Companies are not party to any agreement with the Sellers.

(e)	To the best knowledge of the Sellers, after careful enquiry, neither the execution of this agreement nor the performance of the obligations hereunder have, or shall have, the effect of granting any party with whom any of the Companies has entered into, the right to withdraw from or terminate any such agreements.
3.2	Intellectual Property Rights
(a)	To the best knowledge of the Sellers, after careful enquiry, no activities of any Company (or of any licensee under any licence granted by a Company) infringe or are likely to infringe any Intellectual Property Rights of any third party and no claim has been made against any Company or any such licensee in respect of such infringement and the Sellers are not aware of any allegation of such infringement made.

(b)	Each Company owns or has licensed to it all Intellectual Property Rights it requires to carry on its business as such business has been carried on during the year prior to the date of this Agreement and such rights and that Company’s ability to use such rights in the manner which they were used prior to the Completion Date will not be adversely affected by the acquisition of the Companies by the Purchaser.

3.3	Insurance
All the assets of an insurable nature have at all material times been insured for adequate insurable value according to the rules and usage of Italian law against those risks normally insured against by persons carrying on the same classes of business as those carried on by Flagship and Snoline and each Company is now and has at all material times been adequately covered by insurance policies against the risks relating to is activities and, to the best knowledge of the Sellers, after their reasonable enquiries, no such insurance will be materially adversely affected by the purchase of Flagship by the Purchaser. During the past 3 years the Companies have not been denied insurance for any reason with respect to any material insurance policy for which they applied.
3.4	Data and Records
(a)	For the purposes of this paragraph 3.4:
Data Protection Legislation means all statutes, enacting instruments, common law, regulations, directives, codes of practice, circulars, guidance notes, decisions, recommendations and the like (whether in Italy for Snoline, in the United Kingdom for Flagship or the European Union for both) concerning the protection and/or processing of personal data.
(b)	All the records and systems (including but not limited to computer systems) and all data and information of each Company are recorded, stored, maintained, operated or otherwise held exclusively by one or more Company or by service providers under the exclusive control of one or more Company, and in each case are not wholly or partly dependent on any facilities or means (including any electronic, mechanical or photographic process, computerised or otherwise) which are not under the exclusive ownership and control of: (i) one or more Company; or (ii) service providers under the exclusive ownership and control of one or more Company. No Company has disclosed to any third party any such records, control and other systems, data and information.

(c)	Each Company has complied with all relevant requirements of Data Protection Legislation, including the following:
(v)	the data protection principles established in that legislation;

(vi)	requests from data subjects for access to data held by it; and

(vii)	the requirements relating to the registration of data controllers with the national competent authority.
(d)	No Company has received a notice or allegation from either the UK Information Commissioner or from any other data regulator in any other jurisdiction, a data controller or a data subject alleging non-compliance with any Data Protection Legislation (including any data protection principles), requiring a Company to change or delete any data or prohibiting the transfer of data to a place outside the United Kingdom or Italy (as applicable).

(e)	No individual has claimed or has the right to claim compensation from any Company under any Data Protection Legislation, including for unauthorised or erroneous processing or loss or unauthorised disclosure of data.
3.5	No Powers of Attorney

No Company has granted any power of attorney or similar authority, other than listed in Annex 3.5, which remains in force.

4.	TAX AND SOCIAL SECURITY
(a)	The Companies: (i) have duly and timely complied with all requirements in the matter of Tax; (ii) have duly and timely filed all compulsory Tax returns with the competent Tax authorities and institutes and the information provided thereby are correct, complete and not misleading; (iii) have fully and timely made all payments, assessments, withholdings as well as fully and timely paid any penalties and interest with respect to Taxes as resulting from the filed returns and any notice, assessment or injunction received from any relevant Tax authority or institute; (iv) have made adequate and full provisions in the Accounts for all Tax obligations and liabilities; and (v) have not received any assessment, injunction, request for payment which remain outstanding and unpaid, or other communication from any Tax authority or institute over the last six years and there are no circumstances that may give raise to any such assessment, injunction or request for payment.

(b)	Snoline has requested the Revenues Office of Gorgonzola a formal statement for compliance and tax regularity by means of a form dated 12 December 2006, No. Prot. 2006054971 Progr. No. 2006011008.

(c)	With the exception of the reserve for revaluation, the distributable reserves of the Companies as shown in the relevant Accounts are freely distributable and the distribution of the said reserves will not give rise to any Tax liability in the hands of the Companies under Tax laws and regulations in force at the Completion Date.

(d)	The Companies are not subject to any Tax grouping arrangements that will be negatively impacted by the transactions contemplated herein. All transactions between the Companies have been carried out on an arms’ length basis.

(e)	The Companies are not subject to any Tax related proceedings or disputes pending before any authority or any other competent body. No inspection, assessment or dispute by any competent body is expected or formally threatened against any of the Companies.

(f)	The Companies have not been a party to any transaction or series of transactions which is or forms part of a scheme for the evasion (equals evasione) of Tax or which can reasonably be considered as such.

(g)	For the purpose of Tax, the Companies are and have been resident only in the jurisdiction in which they are incorporated and do not have nor had a permanent establishment or permanent representative or other taxable presence in any jurisdiction other than in which they are resident for Tax purposes. The Companies do not constitute neither have constituted a permanent establishment nor have been a permanent representative of another person.

5.	PROPERTIES

Title
5.1	The Properties shown in Annex 5 comprise all of the real estate properties owned by the Companies. The information set out in Annex 5 is true and accurate in all respects.
5.2	With the exception of the matters specifically disclosed in Annex 5, there are no other rights in favour of third parties or matters not referred to on the registered title deed.
5.3	None of the Properties are subject to any right, interest, condition, restriction, obligation, stipulation, servitude, option or other right or informal arrangement in favour of any third party not referred to in the title deeds to the Properties and there is no agreement or commitment to give or create any of the foregoing. The Municipality of Trezzo sull’Adda has expressed final and unconditional consent to the change of ownership of Snoline, either directly or through its holding company, Flagship, by means of two letters addressed to Snoline dated respectively 4 December 2006 and 13 December 2006.
5.4	There are no outstanding actions, disputes, claims or demands between any Company and any third party affecting the Properties except in the ordinary course of their business.
5.5	Save for fixtures and fittings belonging to any tenant or user of the Properties all fixtures and fittings at the Properties are any Company’s own absolute property and are free from Encumbrances.

Development at the Properties
5.6	To the best knowledge of the Sellers, after careful enquiry, no development at, or use of, the Properties for which the Companies may be held liable has been or is being undertaken in breach of the applicable planning and building legislation or any regulations, by-laws, orders, consents or permissions made or given thereunder and the actual use of the Properties is the permitted use under the relevant planning legislation.
5.7	To the best knowledge of the Sellers, after careful enquiry:
(i)	there is no outstanding notice or order (statutory or otherwise) relating to the Properties or any business carried on at, or the use of, the Properties;

(ii)	there are no planning, development or road proposals within the vicinity of the Properties which might affect the Properties or the access to, or the business carried on at, the Properties.

Environmental Matters

5.8	To the best knowledge of the Sellers, after careful enquiry, the Companies comply and have complied with the Environmental Laws from time to time in force in Italy and in the United Kingdom, as applicable.
5.9	The Companies have paid all duties, taxes and fees (if any) required by or arising out of any Environmental Laws, including those concerning waste disposal and water discharges.
5.10	No material work is required in connection with the Properties in order to secure compliance with or maintain any existing environmental licence or authorisation or to comply with Environmental Laws.
5.11	The Sellers have disclosed full details of any environmental and/or health and safety assessment, audit or investigation conducted and any other environmental and/or health and safety report prepared by them or on behalf of either Company whether mandatory or not.
5.12	To the best knowledge of the Sellers, after careful enquiry: (i) no dangerous substance has been used, disposed of, stored, generated, released, buried, transported, or emitted at, on, from, under or to the Properties; (ii) the land on which the Properties are construed, including the soil, subsoil and groundwater, are free from contamination by any dangerous substance.

Miscellaneous
5.13	No Company has any existing or contingent liabilities (whether as original tenant, subsequent assignee, guarantor or otherwise) in respect of any properties previously occupied by it or in which it owned or held any interest including, without limitation, leasehold premises assigned or otherwise disposed of.

6. EMPLOYEES
(a)	The number and qualification of the employees of the Companies as of 11 December 2006 are indicated in Annex 6. The information contained in Annex 6 are true, valid and correct as of Completion Date.

(b)	The employees of the Companies are subject to employment contracts in accordance with applicable laws and national collective bargaining agreements and, as far as the Sellers are aware, the Companies are and, since their incorporation, have been in substantial compliance with the employment contracts they are or were party to and of the laws, regulations and collective bargaining agreements applicable thereto as well as to employment and labour matters in general. The Company is party of (i) a collective bargaining agreement at company level dated 21 December 1988, subsequently renewed and currently in force and (ii) a local collective bargaining agreement at company level dated 16 December 1996 and renewed on 23 January 2006.

(c)	The Companies are and have been in compliance with the relevant applicable laws and regulations on health and safety in work places.

(d)	To the best knowledge of the Sellers, after careful enquiry, the Companies have fully discharged their obligations and liabilities to their employees when due and have made all required accrual for any future liabilities to their employees. There are no circumstances outstanding which might result in any of the current or former employees of the Companies to claim any damages, different qualification or additional compensation from the Companies or to apply for re-hiring on the grounds of illegitimate termination of their employment. The Companies have not received any notice announcing or threatening the filing of any such claim. With the exception of the information specifically disclosed in Annex 6, the Companies have not entered into any agreement with any of their employees, which would entitle such employees to payment of periodic bonuses not provided for by the national collective bargaining agreement applicable to the employees of the Companies.

(e)	To the best knowledge of the Sellers’, after reasonable enquiry, there are no persons (including without limitation the Sellers) who rendered services to any of the Companies in such a manner to allow them to claim that they should be qualified as employees of the Companies and there are no circumstances allowing any Tax or social security authority to make any claim in such respect.

(f)	The directors and statutory auditors of the Companies do not have any claim against any of the Companies in relation to their office.

(g)	The Companies are not engaged in any arbitration, judicial or administrative proceedings concerning labour matters. With the exception of the information specifically disclosed in Annex 6, to the best knowledge of the Sellers, after their reasonable enquire, there are no proceedings of such nature threatened or announced and, to the best of the Sellers’ knowledge, there are no circumstances that may cause any such proceedings.

IN WITNESS WHEREOF this agreement has been entered into at Milan on the date set out at the first page of this Agreement.

LINDSAY ITALIA S.R.L.

MR FRANZ MÜLLER

LINDSAY MANUFACTURING CORPORATION

Data:
Lindsay Italia Srl

PRE-COMPLETION
1.	Access
Pending Completion the Sellers shall:
(i)	procure that the Purchaser, its agents and representatives are given full access to the Properties and to the books and records of the Companies during normal business hours on any Business Day and on reasonable notice to the Sellers;

(ii)	provide such information regarding the businesses and affairs of the Companies as the Purchaser may require.
2.	Conduct of business
Pending Completion each Seller shall procure that the business of the Companies will be carried on in the ordinary course, consistent with past and current practice (senza soluzione di continuità rispetto al passato). In particular, each Seller shall exercise all rights and powers available to him so as to procure that, except with the written consent of the Purchaser, the Companies shall not:
(a)	incur any expenditure not in the ordinary course of business; or

(iii)	dispose of or grant any option or right of pre-emption in respect of any part of its assets except in the ordinary course of trading; or

(iv)	borrow any money, save for an aggregate amount of Euro 500,000; or

(v)	enter into any unusual contract or commitment or:
(1)	grant any lease or third party right in respect of any of the Properties or transfer or otherwise dispose of any of the Properties;

(2)	make any loan;

(3)	enter into any leasing, hire purchase or other agreement or arrangements for payment on deferred terms; or
(vi)	declare, make or pay any dividend or other distribution or do or allow to be done anything which renders its financial position less favourable than at the date of this agreement; or

(vii)	grant, issue or redeem any mortgage, charge, debenture or other security or give any guarantee or indemnity; or

(viii)	make any change in the terms and conditions of employment of any of its directors or employees or employ or terminate (except for good cause) the employment of any person; or

(ix)	make, or announce to any person any proposal to make, any change or addition to any retirement/death/disability benefit (as defined in section 1 of the schedule headed “Warranties”) of or in respect of any of its directors or employees or former directors or former employees (or any dependant of any such person) or to the Scheme (as defined in that section) (other than any change required by law or grant or create any additional retirement/death/disability benefit (as so defined); or

(x)	permit any of its insurances to lapse or do anything which would make any policy of insurance void or voidable; or

(xi)	create, issue, purchase or redeem any class of share or loan capital; or

(xii)	pass any resolution of its shareholders or any class of shareholders, whether in general meeting or otherwise; or

(xiii)	agree, conditionally or otherwise, to do any of the foregoing; or

(xiv)	in any other way depart from the ordinary course of its day-to-day trading.
3.	Notice of any change

Each Seller shall immediately notify the Purchaser of any matter or thing which arises or becomes known to him/her before Completion which constitutes (or would after the lapse of time constitute) a misrepresentation or a breach of any of the Warranties or the undertakings or other obligations on the part of any Seller under this agreement.

4.	Communication on the new members of the board of directors

At least two Business Days before Completion, the Purchaser shall notify to the Sellers a communication (i) indicating the names of the persons to be appointed on the board of directors of the Companies on Completion and (ii) undertaking to hold the Sellers harmless against any loss they may suffer due to the appointment under (i).

5.	Banks’ waivers

Pending Completion, each Seller shall procure that Snoline obtains the relevant waivers by the banks with which has entered into loan agreements currently in force, providing for the banks’ consent to the Companies’ change of shareholding.

6.	Shareholders’ loan

Pending Completion, Mr. Franz M. Müller and Flagship shall deliver a declaration, duly executed by each of them, stating that the Shareholders’ Loan has been paid in full and acknowledging that they have no claim against the Companies for any reason whatsoever.

COMPLETION
PART 1
SELLERS’ OBLIGATIONS
At Completion the Sellers shall procure:
(a)	the delivery to the Purchaser of:
(i)	duly executed transfers in favour of the Purchaser or its nominee(s) of all the Flagship Shares;

(ii)	duly executed transfer (girata) in favour of the Purchaser or its nominee(s) of the shares representing the Snoline Shareholding;

(iii)	the share certificate(s) representing the Flagship Shares (or an express indemnity in a form satisfactory to the Purchaser in the case of any found to be missing);

(iv)	the First Demand Bank Guarantee.

(v)	written evidence that the Sellers have obtained the irrevocable waivers from the Banks in connection with the Loan Agreements as set out in subclause 3.2(b)(i) or that the relevant requests for the above waivers have been duly filed with the Banks as set out in subclause 3.2(b)(ii);

(vi)	written confirmation from the Sellers that the Shareholders’ Loan has been fully repaid, and that Snoline has no further liability thereunder;

(vii)	the directorship agreement of Mr Franz Muller with Lindsay Italia S.r.l.and Lindsay Manufacturing in the Agreed Form duly executed by the relevant executive;

(viii)	resignations of Mssrs. Giuseppina Pavesi, Claudio Lambri, Doretta Brugnera, Luigi Covini as director of Snoline, in each case to be expressed to take effect on Completion and acknowledging that such director has no claim against Snoline whether for loss of office, accrued remuneration or otherwise;

(ix)	resignation of mr Franz M. Muller as manager (dirigente) of Snoline, effective as of 31 December 2006;

(x)	signed copies of the minutes of the meetings referred to in paragraphs (b) below; and
(b)	that a board meeting of Flagship is held at which it is resolved that:
(i)	Mr. Richard W. Parod is appointed as additional director;

(ii)	the stock transfer forms referred to in paragraph (a) above are approved for registration;
(c)	that a shareholders’ meeting of Snoline is held at which it is resolved that:
(i)	Messrs Franz Muller, Richard W. Parod and Owen Denman are appointed as directors of Snoline, and Mr. Richard W. Parod is appointed as chairman of the board of directors;
(d)	that the Purchaser, Lindsay Manufacturing Co. and Mr Muller enter into the Directorship Agreement in the Agreed Form.

PART 2
PURCHASER’S OBLIGATIONS
Subject to the Sellers having done or procured to be done those things set out in Part 1 of this schedule, at Completion the Purchaser shall:
(a)	make a payment to each Seller of that proportion of the Initial Purchase Price which is payable in cash on Completion in accordance with clause 6.1 as set against his name in column (c) of schedule 1;

(b)	deliver to Mr Franz Muller a duly executed counterpart of the Directorship Agreement of Mr Franz Muller with Lindsay Manufacturing and Lindsay Italia S.r.l. in the Agreed Form, duly executed by Lindsay Manufacturing and Lindsay Italia S.r.l..

INTERPRETATION
1.	In this agreement:
“Accounts” means in respect of Flagship, the abbreviated unaudited accounts for the period from 1 July 2005 to 31 December 2005, and in respect of Snoline, the financial statements as of 31 December 2005;
“Accounts Date” means 31 December 2005;
“Banks” means Banca Nazionale del Lavoro S.p.A., Banca Intesa S.p.A., Credito Artigiano S.p.A. and Banca Popolare di Bergamo S.p.A.;
“Beneficiary” has the meaning given in Clause 10.1;
“Business” means the business of manufacturing, leasing or selling road or highway safety products
“Business Day” means (i) any day other than a Saturday, Sunday or a day on which commercial banks in Milan, Italy are required or permitted by law to close and (ii) the period from 23 December to 8 January included;
“Claim” means any claim received by third parties which may result in a loss for Flagship, Snoline and/or the Purchaser;
“Completion” means the execution of this agreement described by Clause 4, as well as the completion of any related operation, which pursuant to Clause 4 of the agreement shall occur on the Completion Date;
“Completion Balance Sheet” has the meaning given in Schedule 10, paragraph 2;
“Completion Date” means the date when Completion takes place;
“Condition(s) Precedent” means the condition(s) precedent to the relevant obligations, as provided for by Clause 3;
“Companies” means Snoline and Flagship and Company means any of them;
“Companies Acts” means the English law Companies Act 1985 as amended and supplemented from time to time and the Companies Act 2006.”Data Protection Legislation” has the meaning given in Schedule 5, Part 1, Clause 3.4;
“Directorship Agreement” means the directorship agreement in the Agreed Form;
“Draft Completion Balance Sheet” has the meaning given in Schedule 10, paragraph 1;
“Encumbrances” means pledges, encumbrances, liens or any other third party rights;
“Final Date” has the meaning given in Clause 7;

“First Demand Bank Guarantee” means the first demand bank guarantee for an amount of Euro 1,500,000 issued by Unicredit in the Agreed Form;
“Flagship” has the meaning given in Recital (A);
“Flagship Shares” means the shares representing 100% of Flagship’s corporate capital;
“Independent Accountants” means the accountants to be appointed by the President of Ordine Dottori Commercialisti di Milano upon request of the most diligent Party;
“Initial Purchase Price” means Euro 12,500,000;
“Insolvency Act” means the English law Insolvency Act 1986 as amended and supplemented from time to time;
“Investors” has the meaning given in Clause 14.2;
“Joint Instructions” means the written instructions jointly given by the Sellers and the Purchaser to Unicredit to act at Completion as an escrow agent in the interest of both Parties in the Agreed Form;
“Loan Agreements” means the loan agreements between (i) Mediocredito Regionale Lombardo (currently Banca Intesa S.p.A.) and Snoline dated 30 May 1997, (ii) Credito Artigiano S.p.A. and Finlombarda – Finanziaria per lo Sviluppo della Lombardia S.p.A., on one side, and Snoline, on the other side, dated 24 May 2002, (iii) Banca Intesa S.p.A. and Snoline dated 29 June 2005 and (iv) Banca Popolare di Bergamo S.p.A. and Snoline dated 30 January 2004;
“Material Adverse Effect” means any change, effect or set of circumstances (including, but not limited to, any breach of covenant, breach or inaccuracy of any representation or warranty contained in this agreement) relating to the Companies (regardless of whether foreseeable at the time of the Parties’ execution of this agreement) that, individually or in the aggregate, is materially adverse to the Companies, provided that the liability or the reduction in the value of the Companies caused by such material adverse effect has, or will have, a value equal to or greater than Euro 1,200,000 in the aggregate;
“New First Demand Guarantee” has the meaning given in Clause 7;
“Pro-forma Financial Statements” means Snoline’s pro-forma interim financial statements as of 30 September 2006 attached to the present Contract as Schedule 13.
“Properties” means [the properties shortly described in schedule 4 and includes every part of each of them] and “Property” means any one of them;
“Purchase Price” means the Initial Purchase Price adjusted pursuant to clause 6;
“Purchaser” has the meaning given in the heading;
“Purchaser’s Group” means any entity that, at the time of the determination, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with the Purchaser;
“Rules” has the meaning given in Clause 22.2;

“Seller” or “Sellers”: has the meaning given in the heading;
“Shareholder’s Equity” means the net worth (patrimonio netto);
“Shareholders’ Loan” means the shareholders’ loan to Snoline by Mr. Franz M. Müller and Flagship whose outstanding amount as of the date of this agreement is equal to Euro 79,000 (including any interest accrued);
“Shares” means collectively Flagship Shares and Snoline’s shares;
“Snoline” has the meaning given in Recital (B);
“Snoline Shares” means the shares representing 100% of Snoline’s corporate capital;
“Snoline Shareholding” means No. 43 shares representing 0.597% of Snoline’s corporate capital;
“Tax” means any tax, charge, fee, levy, impost, duty or governmental fee or other like assessment or charge of any kind, including all income, gross receipt, gain, sales, use, employment, franchise, profits, excise, property, value added and other tax, fee, stamp tax and duty, assessment or charge of any kind, together with any interest and penalty, addition to tax or additional amount imposed by any taxing authority with respect thereto.
“Third Part Claim” has the meaning given in Schedule 6, Clause 6;
“Unicredit” means Unicredit Private Banking with offices at Via Catena 4, Milan, Italy acting as an escrow agent in accordance to the Joint Instructions in the Agreed Form.
“Warranties” means the representations and warranties set out in the schedule headed “Warranties”.
2.	In this agreement:
(a)	words denoting persons shall include bodies corporate and unincorporated associations of persons;

(b)	references to an individual include his estate and personal relatives up to the fourth grade; and

(c)	[subject to the clause headed “[Assignments]”,] references to a party to this agreement include references to the successors or assigns (immediate or otherwise) of that party.

(d)	any reference importing a gender includes the other genders;
3.	Where any provision is qualified or phrased by reference to the ordinary course of business, such reference shall be construed as meaning the customary course of trading for the business in the place where the business is located[1].

4.	The singular shall include the plural and vice versa.

[1]	Article 1368 of the Civil Code

5.	Notwithstanding the clause headed “Language”, where in this agreement an Italian term is given in italics or in italics and in brackets after an English term and there is any inconsistency between the Italian and the English, the meaning of the Italian term shall prevail.

6.	The expressions “shall use its best efforts” or “shall use its best endeavours” or any similar expression shall be construed as an “obbligazione di mezzo” under Italian law.

7.	The words “shall cause” or “shall procure that” (or any similar expression) shall be construed as “promessa dell’obbligazione o del fatto del terzo” in accordance with article 1381 of the Civil Code.

8.	All time periods referred to in this agreement, unless otherwise stated, shall be counted in days. A “day” is defined as the 24-hour period starting and finishing at midnight. Such time periods shall commence at midnight following the triggering event and shall terminate at midnight following the expiration date, unless this date does not fall on a Business Day, in which case the expiration date shall be postponed to the next Business Day, in accordance with article 1187 of the Civil Code.

9.	The qualification “to the best knowledge of the Sellers” shall be satisfied if one or more of the Sellers had knowledge on the relevant matter.

10.	The qualification “after careful enquiry” shall be construed according to the diligenza qualificata required from a sophisticated businessman pursuant to article 1176 subsection 2 of the Italian Civil Code.

SIGNATORIES
SIGNED by FRANZ MULLER (for the Snoline Shareholding)
SIGNED by Avv. Mauro Barbieri on behalf of FRANZ MULLER
SIGNED by Avv. Mauro Barbieri on behalf of DORETTA BRUGNERA
SIGNED by Avv. Mauro Barbieri on behalf of MILLA MULLER
SIGNED by Avv. Mauro Barbieri on behalf of GIUSEPPINA PAVESI
SIGNED by Richard William Parod
for LINDSAY ITALIA S.R.L.